American Stock Exchange: URZ
Frankfurt Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

URANERZ WELCOMES NEW LAND DEPARTMENT MANAGER

Casper, Wyoming, July 18, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to announce that it has retained the services of Mr. Douglas C. Hirschman to the Casper, Wyoming operations office as the Land Department Manager for the company’s North American uranium acquisition and exploration activities.

Mr. Hirschman is a graduate of the University of Wyoming and has over 30 years of experience in the mineral exploration industry serving in various capacities and most recently as Manager of Lands, International with Newmont Mining Corporation. Mr. Hirschman has supervised mineral property acquisitions, prepared and negotiated agreements including joint ventures, performed land status investigations on federal, state and private mineral interests in the Western USA, and maintained land records insuring timely satisfaction of land payments and agreement obligations.

“With the company growing and expanding at our current rate, we are extremely pleased to have someone of Mr. Hirschman’s caliber and ability join us,” stated George Hartman, Chief Operating Officer and Senior Vice President, “His experience both locally and internationally will be extremely beneficial as we progress in our development and expansion.”

Mr. Hirschman is an active member of the American Association of Professional Landmen.

Mr. Bill Houston who joined us in November of 2006 has reduced his current role with the company, but will continue to assist Uranerz on special projects.

Uranerz Energy Corporation has expertise in in-situ recovery uranium mining and holds a number of properties in Wyoming with uranium-mineralized sandstone. Several of the Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these properties, the Hank and Nichols Ranch projects.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com

ON BEHALF OF THE BOARD

“Glenn Catchpole”

Glenn Catchpole
President and CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;

(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;

(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;

(iv)	the lack of presence of commercial mineralization on its properties; and

(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6